                                   EX-99.B(a)tmkartsup2

                         ARTICLES SUPPLEMENTARY
                                   OF
                        TARGET/UNITED FUNDS, INC.

     TARGET/UNITED FUNDS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Maryland,
having its principal office in the State of Maryland in Baltimore, Maryland
(hereinafter referred to as the "Corporation"), DOES HEREBY CERTIFY:

     FIRST:  That the Board of Directors of the Corporation, at a meeting held on February 10, 1999, adopted resolutions authorizing an amendment of the Articles of Incorporation to change the par value of the shares of the capital stock of the Corporation from $0.01 (one cent) to $0.001 (one-tenth of a cent) be submitted for a vote to the shareholders of the Corporation.
At a meeting held on June 22, 1999, a majority of the shareholders of the
Corporation approved the amendment to change the par value.

     SECOND:  That there are no changes in the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Corporation's capital stock, as set forth in the Corporation's Articles of Incorporation.

     THIRD:  The third and fourth sentences of Article FIFTH, paragraph
(1), of the Corporation's Articles of Incorporation shall be amended to read as follows: "The par value of the shares of stock of each class is one-tenth of one cent ($0.001) per share. The aggregate par value of all the shares of all classes is $1,000,000.00."

     FOURTH:  The Corporation is registered with the Securities and
Exchange Commission as an open-end investment company under the Investment
Company Act of 1940, as amended.

     IN WITNESS WHEREOF, Target/United Funds, Inc. has caused its corporate seal to be hereunto affixed and these Articles Supplementary to be signed in its name and on its behalf by Helge K. Lee, its Vice President, and attested by Kristen A. Richards, its Assistant Secretary, this 19th day of
July, 1999.

                         TARGET/UNITED FUNDS, INC.

(Corporate seal)

                         By: /s/ Helge K. Lee
                             ----------------------------
                             Helge K. Lee, Vice President

ATTEST:

/s/ Kristen A. Richards
----------------------------------------
Kristen A. Richards, Assistant Secretary

     I, Helge K. Lee, a Vice President of Target/United Funds, Inc., am
duly authorized to make this verification, and hereby state that I executed the foregoing Articles Supplementary, and acknowledge, in the name and on behalf of the corporation, the same to be the act of Target/United Funds,
Inc., and further that to the best of my knowledge, information and belief the matters and facts set forth therein are true in all material respects and that this statement is made under the penalties for perjury.

                        /s/ Helge K. Lee
                        ------------------
                        Helge K. Lee